Exhibit 10.1

CONSENT AND WAIVER NO. 1

TO CREDIT AGREEMENT

This CONSENT AND WAIVER NO. 1 TO CREDIT AGREEMENT (this “Consent and Waiver”), dated as of April 4, 2005, is made among Sabine Pass LNG, L.P., a Delaware limited partnership (the “Borrower”), Société Générale, in its capacity as administrative agent for the Lenders (the “Agent”) and HSBC Bank USA, National Association, in its capacity as collateral agent for the Lenders (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Agent and the Collateral Agent are party to a Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), pursuant to which the lenders from time to time party thereto (the “Lenders”) have agreed to make loans to the Borrower in an aggregate principal amount of $822,000,000;

WHEREAS, the Borrower has requested that the provisions of the EPC Contract and the Credit Agreement requiring the Borrower and the EPC Contractor to procure certain insurance coverage no later than the Notice to Proceed be amended to permit such coverage to be procured within 60 days of the date on which the Borrower issues the Notice to Proceed;

WHEREAS, the Borrower desires to conduct certain preliminary planning work in connection with a potential expansion of the Project as more fully described in the waiver request letter (the “Waiver Request Letter”) attached hereto as Exhibit A (the “Expansion Preparation”);

WHEREAS, pursuant to the Waiver Request Letter, the Borrower has requested that the Lenders (i) consent to a modification to the EPC Contract and a waiver of certain provisions of the Credit Agreement to extend the time period for the procurement of insurance and (ii) waive certain provisions of the Credit Agreement to permit the Expansion Preparation;

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. Capitalized terms (including those used in the preamble and the recitals above) not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the principles of interpretation set forth therein shall apply herein.

Section 2. Consent. The Agent, acting with the consent of the Majority Lenders, hereby consents to (a) the Borrower entering into a modification of paragraph 1B of Attachment O to the EPC Contract and (b) a waiver of compliance with the provisions of Schedule 8.05 of the Credit Agreement, solely to the extent such modification and waiver extend the date by which the Borrower and the EPC Contractor are required to procure the insurance set forth therein from Notice to Proceed to a date which is no more than 60 days following issuance of Notice to Proceed.

Section 3. Waiver. The Agent, acting with the consent of the Majority Lenders, hereby waives compliance with Sections 7.11 and 8.17 of the Credit Agreement solely to the extent necessary to permit the Borrower to conduct the Expansion Preparation as expressly contemplated by the Waiver Request Letter and all activities reasonably incidental thereto, provided that (i) all costs and expenses incurred in connection with such Expansion Preparation and reasonably incidental activities shall be funded by third parties and shall not be paid out of the Equity Contribution Amount or proceeds of the Loans and (ii) other than as provided in Section 2 hereof, nothing herein shall be construed as a consent to or a waiver of the Lenders’ or Agent’s rights pursuant to Sections 8.20 or 8.21 of the Credit Agreement.

Section 4. Effectiveness. This Consent and Waiver shall become effective upon receipt by the Agent of the counterparts of this Consent and Waiver duly executed and delivered by each of the Borrower, the Agent and the Collateral Agent.

Section 5. Miscellaneous.

(a) Limited Waiver.

(i) Except as expressly consented to or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Financing Documents shall remain unchanged and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms.

(ii) The consent and waiver set forth herein shall be limited precisely as provided for herein to the provisions expressly consented to or waived herein and shall not be deemed to be a waiver of any right, power or remedy of any Lender, the Agent or the Collateral Agent under, or a waiver of, consent to or modification of any other term or provision of the Credit Agreement, any other Financing Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the other Financing Documents.

(iii) Except as provided in Sections 2 and 3 hereof, nothing contained in this Consent and Waiver shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Consent and Waiver.

(b) Financing Document. This Consent and Waiver shall be deemed to be a Financing Document referred to in the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Counterparts; Integration; Effectiveness. This Consent and Waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any parties hereto may execute this Consent and Waiver by signing any such counterpart.

(d) Costs and Expenses. The Borrower agrees to pay and reimburse the Agent for all its reasonable costs and out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders) incurred in connection with the preparation and delivery of this Consent and Waiver and such other related documents.

(e) Governing Law. THIS CONSENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P.,
as Borrower

By:	Sabine Pass LNG – GP, Inc., its General Partner

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Address for Notices:

717 Texas Avenue, Suite 3100
Houston, TX 77002
Attn: Treasurer

SOCIÉTÉ GÉNÉRALE,
as Agent

By:	/s/ Robert J. Preminger
Name:	Robert J. Preminger
Title:	Director

Address for Notices:

1221 Avenue of the Americas
New York, NY 10020
Attn: Robert Preminger

HSBC BANK USA, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Deirdra N. Ross
Name:	Deirdra N. Ross
Title:	Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP
One Liberty Place
1650 Market Street, Suite 4900
Philadelphia, PA 19103
Attn: Peter Tucci, Esq.

Exhibit A

to Consent and Waiver

Waiver Request Letter

(see attached)

[CHENIERE LETTERHEAD]

March 16, 2005

Société Générale

1221 Avenue of the Americas

New York, NY 10020

Attn: Robert Preminger

Re:	Sabine Pass LNG, L.P. (Sabine)

  Credit Agreement Dated as of February 25, 2005

Dear Robert:

Per our conversation Sabine is requesting the following amendments to the above referenced credit agreement:

Section 8.05 - Insurance: Events of Loss

Sabine hereby requests that all required insurance provisions currently required to be in place by the Notice to Proceed date (NTP), as defined in the Bechtel Engineering, Procurement and Construction Agreement, be amended to be in place no later than 60 days from the NTP. NTP is currently contemplated to be April 4, 2005. Please note that there is no equipment anticipated to be delivered during this 60 day period. The insurance that was required to be in place at closing will remain in full force and effect during this period.

Please be advised that in we are going to have to request modifications to the insurance requirements stipulated under Schedule 8.05 due to the commercial unfeasibility of some of the required coverages. We plan on using the 60 day extension requested above to solidify the terms of the proposed insurance placement and to gain the required lender approval.

Sections 7.11 and 8.17 - Nature of Business

Sabine hereby requests that the Nature of Business covenant be expanded to allow for preliminary planning work to be performed in connection with a contemplated expansion of the Sabine facility. This preliminary planning work will entail:

Technical and Project Management

•	Overall Project Management

•	Assemble Resource Reports 1, 10, 11, 13 for Environmental Assessment

•	MHI prepares LSTK price for Tanks and dikes

•	Negotiate Site sharing Issues with Bechtel

•	Develop EPC package

Environmental

•	FERC Environmental Report (ER) Preparation

•	Preparation of Applicant prepared Environmental Assessment

•	Federal Permitting

•	USACE Jurisdictional determination

•	NOAA Fisheries essential fish habitat (if needed)

•	USFWS

•	State and local Permitting

•	LDEQ Air permit modification

•	LDEQ Construction Storm water NOI Modification

•	LDWF T/E Species annual reconsult

•	SHPO reconsult

•	LDNR Coastal use solicitation of views

•	Cameron Parish Building Permit

Geotechnical

•	Site Geotechnical work

•	Preliminary report for FERC

•	Lab work and Final Report

All costs associated with these activities will be funded entirely outside of the current project finance structure.

Sincerely,

SABINE PASS LNG, L.P.

By: Sabine Pass LNG-GP, Inc., its General Partner

By:	/s/ Graham A. McArthur
Graham A. McArthur
Treasurer